Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 16th day of January, 2013, by and between First Choice ER, LLC, a Texas limited liability company (the “Company”), and Tim Fielding (“Executive”).

RECITALS

The Company desires to retain Executive, and Executive desires to be so employed by the Company, subject to the terms, conditions and covenants set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT SERVICES

1.1          Term of Employment.  Executive’s employment under this Agreement shall commence on March 1, 2013 (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”).

1.2          Title and Position.  During the Employment Term, Executive shall hold the positions of Chief Financial Officer of the Company and any of its subsidiaries, and shall report directly to the Chief Executive Officer of the Company (the “CEO”).   Executive’s responsibilities shall include such duties as are commensurate with Executive’s positions and as may be assigned to Executive in good faith by the CEO.  Executive represents and warrants that Executive is free to accept employment with the Company, and that Executive has no existing commitments or obligations of any kind (including any restrictive covenant(s) for the benefit of any prior employer) that would hinder or interfere with Executive’s obligations hereunder.

1.3          Activities and Duties During Employment.

(a)           Executive shall conduct himself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have an adverse effect on the reputation of the Company or Executive.  Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive’s reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company.  Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company, or (D) otherwise violate any provision of this Agreement.

(b)           Executive shall be responsible for creating an annual financial budget and presenting it to the CEO for approval, and making changes thereto as directed by the CEO.  Once the budget is approved, Executive shall be responsible for adhering to the constraints of the budget, at least with respect to the expense side of the budget, and periodically re-forecasting the fiscal year’s projected results as requested by the CEO.  Executive shall timely deliver monthly executive reports to the CEO based on deadlines reasonably established by the CEO.

(c)           Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any compensation committee of the Board (the “Committee”), as applicable.

ARTICLE II
COMPENSATION

2.1          Base Salary.  The Company shall pay Executive an annual base salary of $250,000.00 (“Base Salary”), less applicable withholdings, payable in accordance with the general payroll practices of the Company.  The Committee may review Executive’s Base Salary annually.

2.2          Incentive Bonus.  During the Employment Term, Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) of up to fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”), subject to the achievement of goals established by the CEO or the Board, as applicable.  The CEO and Board shall have the sole discretion to determine if the goals have been attained and what percentage of Base Salary, if any, will be paid in bonus.  To the extent the goals are financial in nature, the CEO and Board shall base its determination on the audit, review or compilation of the Company’s financial results submitted by the Company’s independent accountants, which determination shall be made as soon as practicable after, but in all cases within thirty (30) days of, receipt by the Company of such audit, review or compilation (the date on which the Committee makes such determination, the “Bonus Determination Date”) and Executive acknowledges that no bonus shall be earned or accrued until the Bonus Payment Date (as defined below) and provided that Executive remains continuously employed by the Company through and including the Bonus Payment Date.  If the Commencement Date is not the first day of a fiscal year, the Annual Bonus for such partial fiscal year of the Company shall be pro-rated to reflect the number of months worked by Executive in such fiscal year.  The Annual Bonus shall be paid as soon as practicable after the Bonus Determination Date, but in no event later than December 31 of the fiscal year following the fiscal year for which the Annual Bonus relates (such date of payment, the “Bonus Payment Date”).

2.3          Equity-Based Compensation.  During the Employment Term, Executive shall be eligible to receive equity-based compensation from the Company in accordance with the terms of a Restricted Unit Agreement.

2.4          Health Care and Benefit Plans.  During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and to participate in all health care and benefit programs normally available to other senior-level employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

2.5          Vacation.  Executive shall receive twenty (20) paid vacation days per calendar year, to be administered in accordance with the Company’s policies and procedures (provided, however, that such policies shall not enhance Executive’s number of vacation days or otherwise conflict with this Section 2.7 ).  Executive shall receive such vacation days at the beginning of the year, to be used at any time during such year in Executive’s discretion, subject to the reasonable business needs of the Company.  Vacation time may not be carried over from one calendar year to the next, but rather must be used in the calendar year in which it is earned.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1          Employment At Will.  Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”), subject to the following:

(a)           The Company may terminate Executive’s employment at any time and for any reason, with or without Cause, by giving written notice of such termination to Executive designating an immediate or future termination date.

(b)           Executive may terminate Executive’s employment for any reason by giving the Company sixty (60) days prior written notice of termination.  Upon such notice, unless such termination was by Executive for Good Reason, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 60-day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 60-day period.  If the Company elects to take the action described in clause (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except as otherwise required by law.  If the Company elects to take the action described in clause (ii) or clause (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 through the earlier of the sixtieth (60th) day following Executive’s notice of termination or the date on which Executive voluntarily ceases to perform services for the Company.

(c)           Executive’s employment will terminate immediately without any notice upon Executive’s death or following Executive’s receipt of written notice from the Company stating that the Company has made a good faith determination that Executive has become Disabled or Incapacitated.  “Disabled or Incapacitated” means Executive’s inability or failure, due to a physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Board.  Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made.  If Executive’s employment is terminated pursuant to this Section 3.1(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 that have accrued through the Termination Date.

3.2          Severance Pay.

(a)           If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall be eligible to receive a severance payment (the “Severance Payment”) equal to nine (9) months of Base Salary, payable in equal installments in accordance with the Company’s normal payroll practice, plus the continued medical and dental benefits described below during the period in which installments of the Severance Payment are made (the “Severance Period”).  The medical and dental benefits above (the “Continuation Benefits”) shall be provided pursuant to, and subject to the requirements of, Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amend, and Code Section 4980B (collectively, “COBRA”), and as such (i) shall be subject to election of coverage pursuant to the requirements of COBRA, and (ii) shall run concurrently with the coverage period required to be made available under COBRA; provided that the maximum amount the Company will be required to pay pursuant to this sentence shall not exceed the employer portion of the health insurance premiums the Company would have otherwise paid on Executive’s and his family’s behalf for health insurance coverage had Executive remained employed by the Company during the Severance Period.  The Severance Payment, less applicable withholdings, will be made in equivalent installments at the Company’s regular payroll intervals, provided that Executive complies with the conditions set forth in Section 3.2(b).  Except as otherwise set forth in this Section 3.2(a), the Company shall not be obligated to provide Executive with any compensation or benefits beyond Executive’s Termination Date, other than as required by law.

(b)           To receive the Severance Payment, Executive must execute and return to the Company, within 21 days after it is received by Executive, a separation agreement containing a general release and waiver of claims against the Company, its Affiliates and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, and other customary terms (e.g., non-disparagement against the Company, confidentiality of the agreement, confirmation of the covenants contained in Article IV hereof, etc.), in form substantially similar to Exhibit C to this Agreement.  Except as provided in Section 6.11(e), the first Severance Payment installment shall be paid on the first payroll date occurring after the expiration of the revocation period following Executive’s execution of the general release and waiver, and shall include the amount of any installment that (but for such delay) would have been payable before such date.  Any obligation of the Company to make the Severance Payment shall cease upon (i) Executive’s death; (ii) any reasonable determination by the Company that Executive has breached Executive’s obligations in Article IV; or (iii) Executive’s agreement to become employed by or to provide services to any entity that is an Affiliate of Sterling Fund Management, LLC.

(c)           For purposes of this Agreement:

(i)            The term “Cause” means that Executive has: (1) engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to employment; (2) willfully or with reckless disregard committed an act of fraud, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminishes Executive’s credibility or reputation; (3) refused to perform specific reasonable directives from the Board or any other officer to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities; (4) used or been under the influence of illegal drugs at the workplace or while performing Company business (except for legally prescribed medication that is properly used), or refused to submit for a drug test upon the Company’s request; (5) breached any provision of Article IV; (6) failed to obtain the Board’s consent prior to engaging in any business with any family members, their affiliates or any entities they work with; (7) caused or directed the Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board or the Committee, caused or directed the Company to pay bonuses or grant raises to employees or other service provides of the Company not in line with the Company’s budget, as approved by the Board, or in contravention of the Committee’s charter, or (8) materially failed to meet Executive’s other duties and obligations in Section 1.3 or any other agreement between Executive and the Company, or took or failed to take any action in material contravention of the Board charters, provided that if such failure is capable of cure, the Company shall give Executive written notice describing the issue and why it constitutes Cause and allow Executive a reasonable opportunity to remedy the situation (not to exceed thirty (30) days) to the Company’s satisfaction.  The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board.  Executive’s employment by the Company also shall be deemed terminated for Cause if Executive resigns from the Company and no later than 90 days after such resignation the Board determines in good faith that one or more of the events described above existed as of the time of such resignation.

(ii)           The term “Good Reason” means, without duplication, a resignation by Executive occasioned by any of the following events or conditions: (1) a material failure by the Company to pay Executive the salary and/or benefits to which Executive is entitled hereunder; (2) a material reduction in Executive’s duties, responsibilities or authority without Executive’s prior written consent, or (3) a material reduction in Executive’s base salary (as set forth in Section 2.1), unless such reduction in base salary is based on a Company action affecting all executive employees of the Company; provided, however, that in order for any event or condition described above to constitute Good Reason hereunder, Executive must:

(A)          give the Company written notice within thirty (30) days after Executive first has actual knowledge of the event or condition, which written notice identifies the event or condition and explains why Executive believes that it constitutes Good Reason;

(B)          (1) provide the Company thirty (30) days from the date of service of the notice described in sub-clause (A) above to cure such event or condition, and (2) terminate Executive’s employment only if such event or condition remains uncured by the Company as of the end of such 30-day period; and

(C)          in any case terminate Executive’s employment with the Company within ninety (90) days after Executive first has actual knowledge of the initial existence of such event or condition.

(iii)          The term “Affiliate” means, with respect to the Company: (1) any other entity or person owning 10% or more of the voting or beneficial interests of the Company; (2) any other entity or person directly or indirectly controlling, controlled by or under common control with the Company; or (3) any other entity in which more than 10% of the voting or beneficial interests are owned by one or more persons or entities who have a relationship with the Company described in clause (1) or (2); provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE IV
RESTRICTIVE COVENANTS

4.1          For purposes of this Article IV:

(a)           the term “Business” means, as of the date of termination of Executive’s employment for any reason, (i) the ownership and operation of free standing and/or independent medical facilities primarily engaged in emergency and/or urgent care, (ii) the management of other emergency or urgent care services, (iii) any other business in which the Company is engaged as of such date, and (iv) any other business that the Company and/or its subsidiaries have taken steps to engage in at any time within the 6-month period immediately prior to such date by executing a letter of intent or other definitive documentation, executing an indication of interest, proposing a term sheet, participating in an auction or otherwise devoting resources to such proposed business or activity;

(b)           the term “Confidential Information” shall mean any non-public information, in whatever form or medium, concerning the operations or affairs of the Business, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive;

(c)           the term “Confidentiality Period” means, (A) with respect to Confidential Information (other than trade secrets), during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment for any reason, and (B) with respect to trade secrets, during the term of Executive’s employment with the Company and for such period after the termination of Executive’s employment as the information in question falls within the definition of trade secrets under prevailing law;

(d)           the term “Company” shall be deemed to include the Company and all of its Affiliates;

(e)           the term “Employment Period” shall mean the period during which Executive is employed by or provides services to the Company;

(f)            the term “Non-Compete Restricted Period” shall mean the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company; provided that if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the term “Non-Compete Restricted Period” shall mean the period commencing on date hereof and terminating eighteen (18) months following such termination of Executive’s employment.

(g)           the term “Non-Solicit Restricted Period” shall mean the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(h)           the term “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company or any affiliate thereof.  To preclude any possibility of uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this Agreement.  If disclosure of any such Prior Invention on Exhibit A would cause

Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit A but is to inform the Company that all Prior Inventions have not been listed for that reason; and

(i)            the term “Sale of the Company” means (A) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (B) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities, or (C) the merger, consolidation, recapitalization or reorganization of the Company with another person, in each case in clauses (B) and (C) above under circumstances in which the holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company.  For the avoidance of any doubt, no Sale of the Company shall be deemed to occur if a purchaser of or investor in the Company’s assets or the Company’s Units or the surviving entity or acquirer is an entity which is an Affiliate of Sterling Capital Partners, L.P.

4.2          Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information or the Company’s relationships with its customers and employees, all of which Executive will gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties.  Executive further acknowledges that:

(a)           the Company is currently engaged in the Business;

(b)           the Business is highly competitive and the services to be performed by Executive for the Company are unique and are intended to become national in nature;

(c)           Executive will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d)           the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Executive under this Agreement;

(e)           the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f)            the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectible interest of the Company and are not excessive in light of the circumstances; and

(g)           Executive has the means to support himself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3          Confidential Information.

(a)           Executive acknowledges that Executive will be entrusted with Confidential Information.

(b)           During the Confidentiality Period, Executive: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make or cause to be made, copies of the Confidential Information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (D)

shall promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware.

(c)           Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d)           If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation.  In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending unless Executive is directed to do so by the lawful order of a court or agency of competent jurisdiction.

(e)           Executive understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes.  During the term of Executive’s association with the Company and at all times after the termination of such association for any reason, Executive will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company or the applicable third party in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f)            Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

4.4          Ownership of Inventions.

(a)           Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Executive, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Article IV with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto.  Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials.  This Section 4.4 does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company.  Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (jointly or with others) during the term of Executive’s association or employment with the Company.  Such records shall remain the property of the Company at all times.  Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b)           Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention.  If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c)                                  During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries.  To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights.  In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee.  Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d)                                 If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive.  The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term.  Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)                                  Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes.  Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

(f)                                   Upon termination of Executive’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Executive shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its Affiliates.

4.5                               Non-Solicitation.

(a)                                 During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)                                     solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its Affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii)                                  otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b)                                 During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)                                     solicit any customer of the Company with whom Executive interacted during the last two (2) years of Executive’s employment in an effort to further a business relationship with the Company; or

(ii)                                  otherwise interfere with the relationship between the Company and any such customer.

Notwithstanding the foregoing, Executive shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Executive complies in all respects with Sections 4.3 and 4.5(a)(i) of this Agreement.

4.6                               Non-Competition; Investment Opportunities.

(a)                                 During the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business in the United States.

(b)                                 During the period beginning on the date hereof and ending on the date of termination of Executive’s employment by the Company for any reason, if Executive learns of any investment opportunity in a business or any entity engaged the Business, Executive shall present such investment opportunity to the Company.

4.7                               If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.8                               If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV or in any other agreement between the Company or any subsidiary thereof and Executive containing restrictive covenants against Executive in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect.

4.9                               The Company and Executive agree that the damages that will accrue to the Company by reason of Executive’s failure to observe any of the Restrictive Covenants.  Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond.  Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action.  Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.9 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief.  Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE V
POST-TERMINATION OBLIGATIONS

5.1                               Return of Company Materials.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and Affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company or any Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.  Upon the Company’s request, Executive will sign a sworn certification, in a form acceptable to the Company, verifying that Executive has returned all Company property, including any Confidential Information and copies thereof.

5.2                               Executive Assistance.  During the Employment Term and thereafter, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and reasonably cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its Affiliates is or may become a party.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred by Executive in fulfilling Executive’s obligations under this Section 5.2.  In addition, if the Company requests such assistance after termination of Executive’s employment and such assistance requires that Executive provide assistance other than limited, periodic telephone assistance, the Company will compensate Executive on an hourly basis at the hourly rate Executive received at the date of termination of his employment.

ARTICLE VI
MISCELLANEOUS

6.1                               Notices.  Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day.  If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page hereof, and (y) if to the Company, at c/o Sterling Partners, 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062, Attention: Office of General Counsel, Facsimile No.: (847) 480-0199, or in either case at such other address as may hereafter be specified by notice given by either party to the other party.  Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and the Company’s successors and permitted assigns.  In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance.  Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3                               Entire Agreement; Amendments.  This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all prior agreements, understandings or letters of intent with regard to the terms of the employment relationship addressed herein.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4                               Interpretation.  Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5                               Waivers.  No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought.  Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.6                               Partial Invalidity.  Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law.  If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof will not be affected thereby, unless such a construction would be unreasonable.  Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7                               Tax Matters.  Executive acknowledges that no representative or agent of the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.8                               Offset.  To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A of the Code, the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party.

6.9                               Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.10                        Section 409A.

(a)                                 All amounts payable under this Agreement are intended to be exempt from, or to comply with, the requirements of Section 409A of the Code (together, with any state law of similar effect, “Section 409A”), and this Agreement shall be interpreted and construed consistent with that intent.

(b)                                 References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

(c)                                  Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

(d)                                 The amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any taxable year, to the extent subject to Section 409A, shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, and any reimbursement shall be made on or before the last day of the calendar year in which the expenses to be reimbursed were incurred. No right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

(e)                                  Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is determined by the Company to be a “specified employee” (as defined in Section 409A and Section 1.409A-1(i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of Executive’s termination payments and benefits shall not be provided to Executive prior to the earliest of (1) the date that is six months and one day after Executive’s separation from service, (2) the date of Executive’s death or (3) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”).  Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

6.11                        Governing Law; Consent to Jurisdiction; Waiver of Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to its conflict of law principles.  For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of any state or federal court sitting in Tarrant County, State of Texas, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniens, and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.12                        Construction.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company;

6.13                        Indemnification.

(a)                                 In addition to any additional benefits provided under applicable state law, as an officer of the Company, Executive shall be entitled to the benefits of: those provisions of the Company’s Amended and Restated Company Agreement, as amended, which provide for indemnification of officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer of the Company).

(b)                                 The rights of Executive under such indemnification obligations described in this Section 6.14 shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section 6.14 are intended to protect and indemnify him against.

(c)                                  The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.

*                                         *                                         *

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

FIRST CHOICE ER, LLC

By:	/S/ Traci Bowen
Name:	Traci Bowen
Title:	VP of HR

EXECUTIVE:

/S/ Tim Fielding
Tim Fielding

Address:
Phone:
Fax:

Exhibit A — Prior Inventions